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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Jeffries                             Michael             J
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Osteotech, Inc.
51 James Way
--------------------------------------------------------------------------------
                                    (Street)

  Eatontown                        New Jersey            07724
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Osteotech, Inc. (OSTE)

________________________________________________________________________________

3.   IRS Identification Number of Reporting Person (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year


     December 31, 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     EVP, CFO
________________________________________________________________________________
7. Individual or Joint/Group Reporting (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                             5.            6.
                                                             4.                              Amount of     Owner-
                                                             Securities Acquired (A) or      Securities    ship
                                                             Disposed of (D)                 Beneficially  Form:      7.
                                  2.                         (Instr. 3, 4 and 5)             Owned at End  Direct     Nature of
                                  Transaction   3.           ------------------------------- of Issuer's   (D) or     Indirect
1.                                Date          Transaction                  (A)             Fiscal Year   Indirect   Beneficial
Title of Security                 (Month/Day    Code             Amount      or     Price    (Instr. 3     (I)        Ownership
(Instr. 3)                        /Year)        (Instr. 8)                   (D)             and 4)        (Instr.4)  (Instr. 4)
--------------------------------------------------------------------------------------------------------------------------------


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

*If the form is filed by more than one reporting person, see instruction 4(b)(v)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-    4.      or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action    Trans-  of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date      action. (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Monthly/ Code    4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security          Secur-   Day/      (Instr  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)     8)      (A)   (D)     cisable  Date     Title     Shares  5)       4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------------
Employee Stock    $3.50   12/7/00    A        15,000       (2)      12/7/10   Common    15,000  $3.50   15,000    D        --
Option (1)                                                                    stock
(Right to Buy)
----------------------------------------------------------------------------------------------------------------------------------
Employee Stock    $3.50   12/7/00    A        10,000      12/7/03   12/7/10   Common    10,000  $3.50   10,000    D        --
Option (1)                                                                    stock
(Right to Buy)
----------------------------------------------------------------------------------------------------------------------------------

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==================================================================================================================================

Explanation of Response:

(1) Granted under the Company's 1991 Stock Option Plan and qualified under Rule 16b-3.

(2) Option will become exercisable as to 3,750 shares on 12/7/01; 3,750 shares on 12/7/02; 3,750 shares on 12/7/03; and as to the remaining 3,700 shares on 12/7/04.


         /s/ Michael J. Jeffries                            February 8, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB number

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